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                                                                    Exhibit 3.11

                        PHILADELPHIA SUBURBAN CORPORATION

                       RESTATED ARTICLES OF INCORPORATION
                              (As of May 17, 2001)


                                    ARTICLE I
                                      NAME

         The name of the Corporation is Philadelphia Suburban Corporation.


                                   ARTICLE II
                          ADDRESS OF REGISTERED OFFICE

         The location and address of the registered office of the Corporation in this Commonwealth is 762 Lancaster Avenue, Bryn Mawr, Montgomery County, Pennsylvania, 19010.


                                   ARTICLE III
                                     PURPOSE

         The purpose or purposes for which the Corporation is incorporated under the Pennsylvania Business Corporation Law of 1988 are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law, including but not limited to, manufacturing, processing, owning, using and dealing in personal property of every class and description, engaging in research and development, furnishing services, and acquiring, owning, using and disposing of real property of any nature whatsoever.


                                   ARTICLE IV
                                  CAPITAL STOCK

4.01 The aggregate number of shares which the Corporation shall have authority to issue is 101,770,819 shares, divided into 100,000,000 shares of Common Stock, par value $.50 per share, and 1,770,819 shares of Series Preferred Stock, par value $1.00 per share. The Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of any class or any series of any class that may be desired.

4.02 Series A Preferred Shares. The first series of the Series Preferred Stock, par value $1.00 per share, shall consist of 100,000 shares and shall be designated as Series A Junior Participating Preferred Shares (the "Series A Preferred Shares").


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4.02 (a) Dividends and Distributions.

         (1) The rate of dividends payable per share of Series A Preferred Shares on the first day of January, April, July and October in each year or such other quarterly payment date as shall be specified by the Board of Directors (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Preferred Shares, shall be (rounded to the nearest cent) equal to the greater of (i) $10.00 or
(ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, $.50 par value, of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Preferred Shares. Dividends on the Series A Preferred Shares shall be paid out of funds legally available for such purpose. In the event the Corporation shall at any time after February 19, 1988 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (2) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

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4.02 (b) Voting Rights. In addition to any other voting rights required by law, the holders of Series A Preferred Shares shall have the following voting rights:

         (1) Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (2) Except as otherwise provided herein, in the articles of the Corporation or by law, the holders of Series A Preferred Shares and the holders of Common Stock (and the holders of shares of any other series or class entitled to vote thereon) shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

4.02(c) Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Series Preferred Stock and may be reissued as part of a new series of Series Preferred Stock to be created by resolution or resolutions of the Board of Directors.

4.02(d) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Shares shall be entitled to receive the greater of
(a) $100.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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4.02(e) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

4.02(f) No Redemption. The Series A Preferred Shares shall not be redeemable.

4.02(g) Ranking. The Series A Preferred Shares shall rank junior to all other series of the Corporation's Series Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

4.02(h) Fractional Shares. Series A Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.

4.03 Series B Preferred Shares. The second series of the Series Preferred Stock, par value $1.00 per share, shall consist of 32,200 shares and shall be designated as the Series B Preferred Stock.

4.03(a) Designation. The shares of such series of Preferred Stock shall be designated as "Series B Preferred Stock."

4.03(b) Authorized Number. The number of shares constituting the Series B Preferred Stock shall be 32,200 shares.

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4.03(c) Dividends. Beginning on March 1, 1997, and on each June 1, September 1,
December 1 and March 1 thereafter, the holders of shares of Series B Preferred Stock shall be entitled to receive a quarterly dividend in arrears equal to $1.5125 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) out of funds legally available for such purchase. Such dividends shall be payable only when, as and if declared by the Board of Directors, provided that quarterly dividends that are not so paid shall be cumulative, and accumulations of dividends shall bear interest at the rate of 6.05% per annum. No dividend or other distribution shall be declared or paid (other than dividends payable in shares of common stock of the Corporation, par value $.50 per share (the "Common Stock") or options to purchase or rights to subscribe for Common Stock, or securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, provided that such securities rank junior to the Series B Preferred Stock with respect to the payment of dividends and liquidation proceeds) on any shares of the Corporation"s capital stock ranking junior to the Series B Preferred Stock as to payment of dividends unless all dividends on the Series B Preferred Stock accrued for all past quarterly dividend periods shall have been paid and the full dividend thereon for the current dividend period shall be paid or declared and set apart for payment. The Corporation"s Series B Preferred Stock shall rank senior to its Series A Preferred Stock and its Common Stock with respect to the right to receive dividends and other distributions.

4.03(d) Rights on Liquidation, Dissolution, Winding-Up.

         (1) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a "Liquidation"), whether voluntary or involuntary, before any payment of cash or distribution of other property is made to the holders of the Common Stock or any other class or series of shares ranking on Liquidation junior to the Series B Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, an amount per share (rounded to the nearest $0.01 equal to the Liquidation Preference (as defined below), plus an amount equal to any accrued but unpaid cumulative dividends and any interest accrued thereon. The Liquidation Preference shall be equal to $100.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares).

         (2) If upon the occurrence of any Liquidation, whether voluntary or involuntary, the assets and funds to be distributed among holders of Series B Preferred Stock and any other class or series of stock ranking equal to the Series B Preferred Stock as to distribution of assets upon Liquidation shall be insufficient to permit the payment to the holders of the preferential amounts described in Section 4.03 (d)(1), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among holders of Series B Preferred Stock and any other class or series of stock ranking equal to the Series B Preferred Stock as to distribution of assets upon Liquidation in accordance with the sums that would be payable on such distribution if all sums payable thereon to holders of all shares of such classes or series were paid in full.

         (3) If upon the occurrence of any liquidation, the assets and funds thus distributed among holders of Series B Preferred Stock shall be sufficient to permit the payment to such holders of the preferential amounts described in 4.03(d)(1), then the holders of shares of Series B Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and any remaining net assets of the Corporation may be distributed to the holders of Common Stock and any other class or series of stock ranking junior to the Series B Preferred Stock as to the distribution of assets upon Liquidation in accordance with their relative liquidation preferences. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation payments and the place where said Liquidation payments shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation.

         (4) Except as provided in 4.03(e), a consolidation or merger of the Corporation into or with any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meanings of the provisions of 4.03(d).

         (5) The Company's Series B Preferred Stock shall rank senior to its Series A Preferred Stock with respect to the right to the distribution of the Company's assets upon liquidation.

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4.03(e) Merger, Consolidation, etc. The Corporation shall give notice to each holder of Series B Preferred Stock at least 20 days prior to the effective date of (i) any consolidation or merger of the Corporation with or into any other corporation or corporations (other than a merger or consolidation in which the holders of Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights to the Series B Preferred Stock and in which the shareholders of the Corporation immediately prior to the transaction will be the holders of at least a majority of the voting securities of the surviving corporation immediately after the transaction); (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation; or (iii) the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of. The holders of a majority of the Series B Preferred Stock shall be entitled, by electing prior to the effective date of any of the foregoing types of transactions, to require the Corporation to treat any such transaction as if it were a Liquidation and to cause the proceeds of such transaction, or any property deliverable from such transaction to be distributed among the shareholders as if such transaction were a Liquidation.

4.03(f) Protective Provisions. So long as any shares of Series B Preferred Stock shall remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series B Preferred Stock at the time outstanding adopt any amendment to its Articles of Incorporation which would adversely affect in any material respect the rights or preferences of shares of the Series B Preferred Stock as set forth in this Statement of Designation.

4.03(g) Conversion. The Series B Preferred Stock shall not be convertible into any other class or series of capital stock of the Corporation.

4.03(h) Redemption.

         (1) The Series B Preferred Stock shall not be redeemable by the Corporation prior to November 30, 2001. Thereafter, up to 20% of the number of the number of shares of Series B Preferred Stock originally issued may be called for redemption by the Corporation, in whole or in part, each year starting on December 1, 2001 (the "Redemption Date"), upon 30 days prior written notice, by the payment therefor of an amount per share (rounded to the nearest $0.01) equal to the sum of (i) the Liquidation Preference and (ii) all accumulations of accrued and unpaid dividends on such outstanding shares of Series B Preferred Stock (together with any accrued interest thereon) through the date of redemption (such amount, the "Redemption Price"). The Corporation"s right to redeem shall be cumulative, such that any shares the Corporation has a right to redeem in one year that are not so redeemed, may be redeemed by the Corporation in a subsequent year. At the election of the holders of the Series B Preferred Stock called for redemption by the Corporation, the Redemption Price may be paid in cash or by the delivery of a promissory note of the Corporation in substantially the form attached hereto as Exhibit "A" (the "Note"). The election by the holders of the shares being redeemed shall be made by written notice to the Corporation no less than 15 days prior to the Redemption Date, otherwise the Corporation may elect to pay the Redemption Price in cash.

         (2) The Series B Preferred Stock shall not be called for redemption by the holders prior to December 1, 1998. Thereafter, the Series B Preferred Stock may be called for redemption, in whole or in part, by such holders, and thereupon shall be redeemed for cash by the Corporation, upon 30 days prior written notice, from such holders at a per share price equal to the Redemption Price.

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         (3) Shares of Series B Preferred Stock are not subject to or entitled to the benefit of a sinking fund.

         (4) Shares of Series B Preferred Stock that are redeemed shall be canceled and shall not be reissuable by the Corporation and the Articles of Incorporation of the Corporation shall be appropriately amended to effect a corresponding reduction in the Corporation"s authorized capital stock.

         (5) If notice of redemption as provided in Section 4.03 (h) (1) above shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the Corporation shall have either deposited the funds necessary for such redemption with, or delivered a Note in the amount of the applicable Redemption to, such bank or trust company in trust for the benefit of the holders of the shares called for redemption, then, notwithstanding that any certificates for shares so called for redemption shall not have been surrendered for cancellation, from and after the Redemption Date, all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America, or the Commonwealth of Pennsylvania, shall be doing business in Pennsylvania, and shall be identified in the notice of redemption. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of two years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

                                    ARTICLE V
                                   MANAGEMENT

5.01 Board of Directors

5.01(a) Number; Classification. The Board of Directors of the Corporation shall consist of such number of directors as shall be fixed from time to time by resolution of the Board adopted by a vote of three-quarters of the entire Board of Directors. Cumulative voting for directors shall not be permitted. The Board of Directors shall be divided into three classes, which shall be as nearly equal in number as possible. Directors of each class shall serve for a term of three years and until their successors shall have been elected and qualified.

5.01(b) Qualifications. Directors of the Corporation need not be residents of Pennsylvania or Shareholders. No person shall be appointed or elected a director of the Corporation unless:

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         (1) such person is elected to fill a vacancy in the Board of Directors
(including any vacancy resulting from any increase in the authorized number of directors) by a vote of a majority of the entire Board of Directors, and any director so elected shall hold office until the next election of the class for which such director shall have been elected and until a successor shall have been elected and qualified; or

         (2) the name of such person, together with such consents and information concerning present and prior occupations, transactions with the Corporation or its subsidiaries and other matters as may at the time be required by or pursuant to the Bylaws, shall have been filed with the Secretary of the Corporation no later than a time fixed by or pursuant to the Bylaws immediately preceding the annual or special meeting at which such person intends to be a candidate for director.

5.01(c) Removal of Directors. Directors of the Corporation may be removed without cause by vote of the shareholders only if authorized in the manner provided in Section 5.05 (b). No decrease or increase in the size of the Board shall shorten or otherwise affect the term of any incumbent director.

5.02 Bylaws. Bylaws may be adopted, amended or repealed by the Board of Directors to the full extent permitted by law.

5.03 Special Meetings. A special meeting of shareholders may be called by the President, the Board of Directors, or shareholders entitled to cast a majority of the votes, which all shareholders are entitled to cast at the particular meeting or by such other officers or persons as may be provided in the Bylaws.

5.04 Amendment of Articles. Any amendment of the Articles of Incorporation may be proposed by either the Board of Directors or by the shareholders. An amendment initiated by the shareholders shall be proposed only by a petition of shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast thereon, setting forth the proposed amendment, which petition shall be directed to and filed with the Board of Directors.

5.05 Fundamental and Other Transactions.

5.05(a) Shareholder Authorization of Corporate Action Recommended by Management. Whenever any corporate action, other than the election of directors, is to be taken by vote of the Shareholders on recommendation of a vote of a majority of the entire Board of Directors, the proposed corporate action, including a Fundamental Transaction (as defined in Section 5.06), shall be authorized upon receiving the minimum vote required for the authorization of such action by statute, after taking into account the express terms of any class or any series of any class of shares of the Corporation with respect to such vote.

5.05(b) Shareholder Authorization of Other Corporate Action. Except as provided in Section 5.05 (a), whenever any corporate action, other than the election of directors, is to be taken by vote of the shareholder, the proposed corporate action, including a Fundamental Transaction (as defined in Section 5.06), shall be authorized only upon receiving at least three-quarters of the vote which all voting shareholders, voting as a single class, are entitled to cast thereon and, in addition, the affirmative vote of the number or proportion of shares of any class or any series of any class of shares of the Corporation, if any, as shall at the time be required by the express terms of any such class or series of shares of the Corporation.

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5.06 Fundamental Transactions Defined. For the purposes of this Article V, the term "Fundamental Transaction shall mean:

5.06(a) Any of the following, if such action is effected by vote of the shareholders: amendment of the Articles of Incorporation; adoption, amendment or repeal of the Bylaws; a change in the number of directors constituting the entire Board of Directors; or removal of one or more directors; or

5.06(b) Any of the following, if any such transaction requires the approval of the shareholders under the Articles of Incorporation of the Corporation as then in effect or the Business Corporation Law as then in effect with respect to the
Corporation: the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation; the issuance in a single or one or more related transactions of voting shares of the Corporation sufficient to elect a majority of the directors of the Corporation; or the merger, consolidation, division, reorganization, recapitalization, dissolution, liquidation or winding up of the Corporation.

5.07 Series Preferred Stock Provisions. The provisions of Sections 5.01, 5.03 and 5.04 shall be subject to the express terms of any class or series of any class of the Corporation.


                                   ARTICLE VI
                                  MISCELLANEOUS

         Reservation of Right to Amend. Subject to the provisions of Article V hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the statute, and all rights conferred upon Shareholders herein are granted subject to this reservation.


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